Exhibit 99.1
NEWS RELEASE

September 19, 2006	FOR IMMEDIATE RELEASE
ZAREBA SYSTEMS ANNOUNCES RECORD FOURTH QUARTER REVENUES
AND OPERATING INCOMETO COMPLETE ITS FISCALYEAR
Minneapolis — Zareba Systems, Inc. (NASDAQ:ZRBA) today announced record fourth quarter revenues and operating income for its fiscal year ended June 30, 2006. Net sales for the fourth quarter fiscal 2006 increased 9.4 percent to $12.4 million, compared to $11.3 million for the same quarter in fiscal 2005. Net income for the fourth quarter of fiscal 2006 was $774,000, or $0.31 per share, compared with last year’s fourth quarter net income of $674,000, or $0.27 per share.
“We were very pleased to end our fiscal year with strong financial performance,” said President and Chief Executive Officer, Jerry Grabowski. “Although sales of our core electric fencing products in North America were the primary driver of the fourth quarter sales growth, we also experienced growth in our automatic gate opener products — an initiative that is important to our future growth plans.”
“Equally important to the fourth quarter financial results, we accomplished several objectives during the quarter and in early fiscal 2007 that we believe will fuel our success going forward,” continued Grabowski. “In a measure to restore our gross profit margins, we implemented price adjustments across our customer base early in the first quarter 2007 to mitigate the impact of higher costs primarily associated with petroleum based materials that we absorbed during fiscal 2006. In addition, we successfully completed testing of our Guard Tower® perimeter security system with the U.S. Army Corps of Engineers, which we believe will open opportunities for our perimeter security products.”
“We are pleased to end fiscal 2006 with the wind in our sails following the challenges we encountered mid-year. Although disappointed that we could not offset the earlier deficit, we believe the recent accomplishments achieved on several fronts provide important momentum for a return to profitable growth in fiscal 2007,” concluded Grabowski.
Net sales for fiscal year 2006 were $34.4 million, an 8.1 percent increase from $31.8 million in the prior fiscal year, which reflects the positive fourth quarter results, as well as the inclusion of Rutland operations (acquired in September 2004) for the full fiscal year 2006. Net loss for fiscal 2006 was $301,000, or $0.12 per share, compared to net income of $850,000 or $0.34 per share in the prior year. Such loss reflects weaker sales in the first nine months of 2006, increased material costs, inventory adjustments related to the UK operations and continued investment in new products and markets.
About Zareba Systems, Inc.
Zareba Systems, Inc. is the world’s leading manufacturer of electronic perimeter fence systems for animal and access control, and through its subsidiary, Waters Medical Systems, Inc., is a global leader in kidney perfusion and oximetry devices. A Minnesota corporation since 1960, the Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Rochester and Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The corporate web site is located at www.ZarebaSystemsInc.com.
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Zareba Systems, Inc.
Condensed Consolidated Operating Results

(In thousands except per share amounts)	Three Months Ended		Fiscal Year Ended
	06/30/06	06/30/05	06/30/06	06/30/05
Net sales	$12,384	$11,316	$34,418	$31,827
Gross profit	4,471	4,312	11,597	11,977
Income (loss) from operations	1,498	1,181	605	1,972
Income (loss) before income taxes	1,206	936	(467)	1,207
Net income (loss)	$774	$674	$(301)	$850
Net income (loss) per share — basic	$0.32	$0.28	$(0.12)	$0.36
Net income (loss) per share — diluted	$0.31	$0.27	$(0.12)	$0.34
Weighted average number of shares outstanding — basic	2,422	2,405	2,410	2,392
Weighted average number of shares outstanding — diluted	2,484	2,509	2,410	2,500
Reclassifications have been made to prior period sales and cost of goods sold amounts to conform to current period classifications. These reclassifications had no effect on reported gross profit or results of operations.
This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relating to favorable results in fiscal year 2007 arising from price increases and future growth and profitablity are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include customer acceptance of price increases and of new products, customer demand for new products, the timing of customer purchases, as well as the development, introduction, or acceptance of competing products, changes in technology, pricing or other actions by competitors, and general economic conditions.
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Contact:
Jeff Mathiesen
763-551-1125